EXHIBIT 6a

Definitive Contract for the

EXCLUSIVE LICENSE/MANUFACTURING

of GS Capital Blends LLC Product Lines

THIS AGREEMENT is entered into by and between MEGOLA INC, hereinafter referred to as Buyer, and GS CAPITAL BLENDS LLC, hereinafter referred to as Seller. Seller agrees to license, and Buyer agrees to buy certain license/manufacturing rights of GS CAPITAL BLENDS LLC assets.

RECITALS

Seller owns certain intellectual property formulas and patent pending formulas/technology referred to by Seller as GSCB Product Lines. The intellectual property and technology is more fully identified on the attached Exhibit “A” (hereinafter referred to as the “Assets”).

Buyer desires to acquire the EXCLUSIVE LICENSING/MANUFACTURING RIGHTS of Seller based upon the terms and conditions as set forth herein. Seller desires to LICENSE these assets to Buyer.

The Parties wish to memorialize the terms and conditions of their license agreement as set forth by this Contract for the LICENCE/MANUFACTURING of GSCB PRODUCT LINES Globally as per appendix A listed items.

NOW THEREFORE and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the Parties hereby agree as follows:

1.       The above Recitals are true and correct, reflect the intent of the Parties entering into this Agreement and are material and binding terms upon the Parties hereto.

2.       Purchase Price and Terms:

THE LICENSE/MANUFACTURING PRICE, subject to the terms, conditions, pro-rations and adjustments under this Agreement, shall be $750,000.00, Royalties and shall be paid as follows:

$ 750,000	MEGOLA INC (MGON) Company PFD D SHARES Stated value 1 PFD D share is $10.00 (75,000 shares) Shares issued upon signing of Definitive Agreement

$ TBD	Royalty % from specific product volume sales and or % of any Megola licensing deals of the product lines. (Determined by Megola BOD)

TERMS AND CONDITIONS OF SALE

1.	CLOSING DATE: The undersigned hereby agree to execute any and all documents necessary to close this transaction within ten (10) business days after execution of this Definitive Agreement.

2.	AUTHORITY: The undersigned have the full authority to enter into this Contract and to conclude the transaction described herein. No agreement to which either Buyer or Seller is a party prevents either of them from concluding this transaction, nor is the consent of any third party required, therefore.

3.	WARRANTY: Seller warrants that Seller has no outstanding liabilities related to the assets to be conveyed, except as specifically set forth herein, and that Buyer shall receive possession of the assets being conveyed hereunder, free and clear of any encumbrances.

4.	INDEMNIFICATION AND RIGHT OF SET-OFF: Seller indemnifies Buyer and shall hold Buyer harmless from all debts, claims, actions, losses, damages, and attorney’s fees, existing or that may arise from or be related to Seller’s past operation and ownership of the Business, except any liabilities assumed by Buyer hereunder. In the event Buyer should become aware of any such claim against the Assets not disclosed by Seller prior to Closing, Buyer shall promptly notify Seller in writing of such claim.

5.	LITIGATION: Except as noted herein, Seller represents and warrants that there is no threatened or pending litigation or proceedings pending to the Seller’s knowledge against or relating to the Assets, nor does the Seller know or have reasonable grounds to know of any basis of any such action relative to the Assets. NO LITIGATION IS THREATENED OR PENDING.

6.	DEFAULT: If Buyer fails to perform this Contract within the time specified, including payment of all stock by Buyer’s Transfer Agent for the account Name of Seller as agreed upon, Buyer and Seller shall be relieved of all obligations under Contract In the event Seller shall default by failing to perform any of the covenants contained in this Contract, failing to provide data and information specified herein within ten (10) days after request from Buyer to do so, or to otherwise close according to the terms and conditions of this Contract, Buyer shall have the right to terminate this Contract, and demand the return of its stock, as well as reimbursement for any and all reasonable attorney’s fees, accounting fees, and other costs incidental to Buyer’s inspection of the Business. Buyer may also seek an arbitration award under Paragraph 11 herein below setting out the Buyer’s factual entitlement to specific performance of the Seller’s obligation hereunder, or, in the alternative, monetary damages payable to Buyer by Seller.

7.	BILL OF SALE:
Assets to be Sold: Seller shall deliver to Buyer at the Closing an Absolute Bill of Sale for all Assets. A complete list of all the assets which are subject to this sale, are attached to this Agreement as Exhibit “A”. Seller warrants that it has, or will at the closing of this transaction, good and marketable title, free and clear of all liens and encumbrances, except any liens or encumbrances disclosed herein, with respect to the items to be listed on Exhibit “A”. Buyer shall receive a copy of the Exhibit “A” at the time of execution of this contract and, as of execution of this contract, acknowledge that all of the assets contained on Exhibit “A” are the assets of personal property and assets to be transferred by Seller pursuant to this agreement, which shall include a disclaimer of all warranties, expressed, implied or statutory. Buyer shall have ten (10) business days after receipt of Exhibit “A”, within which to cancel this Contract after which all parties shall be discharged from all further liability under the terms of this contact.

Assets shall also include all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”): (iv) published and unpublished works of authorship, whether copyright able or not (including without limitation databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) any other intellectual property or proprietary rights; and (vi) all formulas, recipes, binders, processes, techniques, discoveries and applications relating to fire inhibiting and fire extinguishing products, including, by way of example, all formulas, recipes, binders, processes, techniques, discoveries and applications related to Sellers product lines.

8.	LOSS/DAMAGE: In the event there is any loss of damage to the Assets, or any of the improvements, systems, equipment, inventory or other assets included in this sale at any time prior to the Closing of this sale, the risk of loss shall be upon Seller. Immediately from and after the Close of this sale, all risk of loss or damage shall be upon Buyer.

9.	BUSINESS RECORDS: At the Closing of this sale, Seller shall deliver to Buyer copies of any and all documents pertinent to the Assets which Seller may have.

10.	CLOSING AGENT: The parties hereby appoint William Eilers, attorney for the Buyer, as Closing Agent to receive, deposit and distribute funds for the parties and acknowledge that Closing Agent shall prepare and obtain execution of all closing documents and instruments evidencing the terms and conditions of this transaction, as are required for the closing, conduct the closing, and provide for recording of the documents.

11.	GENERAL LEGAL PROVISIONS:

a.	Waiver: No waiver of any provisions of this Contract shall be effective unless it is in writing, signed by the party against whom it is asserted, and any such waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing waiver.

b.	Paragraph Headings: Captions and paragraph headlines in this Contract are for convenience and reference only and do not define, describe, extend, or limit the scope or intent of this Contract or any provision herein.

c.	Survivability of Contract: The parties hereto acknowledge that this Contract shall survive the Closing of this transaction as to the terms and conditions herein.

d.	Binding Effect: This Contract shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the parties hereto. The parries hereto acknowledge that this Contract, including all covenants, representations, warranties, and agreements, shall survive the Closing of this transaction.

e.	Entire Agreement This Contract constitutes the entire agreement and understanding of the parties and cannot be modified except in writing executed by all parties. All representations made herein shall survive the closing.

f.	Severability: In the event that any of the terms, conditions or covenants of this Contract are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall give rise to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

g.	Calculation of Time: Time periods herein of less than six (6) days shall in the computation exclude Saturdays, Sundays and state or national legal holidays, and any time period provided for herein which shall end on Saturday, Sunday, or a legal holiday shall extend to 5:00 p.m. of the next business day.

h.	Applicable Law and Venue: This Agreement shall be interpreted and governed in accordance with the Laws of Nevada. Venue for any action or arbitration shall be in the State Court in Nevada, based upon the appropriate amount in controversy.

i.	Attorney Fees: In any action, arbitration or proceeding brought enforcing the terms of this agreement or because of an alleged dispute, breach, default, or misrepresentation in connection the with this Contract, the prevailing party shall be entitled to recover his reasonable attorney fees and court costs, including those incurred on appeal, in addition to such other relief to which he may be entitled.

12.	TYPEWRITTEN OR HANDWRITTEN PROVISIONS: Typewritten or handwritten provisions inserted in this form and acknowledged by the parties as evidenced by their initials shall control all printed provisions in conflict therewith.

13.	BROKER: The parties warrant and represent each to the other, that no licensed real estate broker has been engaged in connection with this transaction and no commission or fee will come due as the result of the execution of the contract or its subsequent closing.

SELLERS’S SIGNATURE:

SELLER’S SIGNATURE AND ACCEPTANCE:

The undersigned Seller expressly acknowledges fully reading, understanding and receiving a signed copy of this Contract. THIS IS A LEGALLY BINDING AND FULLY ENFORCEABLE AGREEMENT. READ IT CAREFULLY. IF YOU DO NOT UNDERSTAND ANY PART OF THIS CONTRACT, YOU SHOULD CONTACT YOUR OWN INDEPENDENT ATTORNEY AND ACCOUNTANT.

Dated and received this 21 day of MAY 2022.

GS CAPITAL BLENDS, LLC,	SELLER’S Address:
A Florida Limited Liability Company	8891 Brighton Lane, Suite 108, Bonita Springs, FL, 34135
/s/ Mark F. Suchy
By: Mark F. Suchy, as its Manager/Director	SELLER’S Phone No. (239) 260-4578

The undersigned Buyer expressly acknowledges fully reading, understanding, and receiving a signed copy of this Contract.

Dated and received this 21 st day of MAY 2022.

MEGOLA INC A Nevada Corporation
/s/ Megola Inc	BUYERS’s Address: 8891 Brighton Lane, Suite 108, Bonita Springs,
By: Megola Inc, Robert Gardiner, CEO	FL, 34135
BUYER’S Phone No.

EXHIBIT “A”

ASSETS TO BE CONVEYED

To: Megola Inc

GSCB PRODUCTS LINES;

Fire Inhibitors DF21 - DF31

Fire Extinguishant Additive DF11E

Fire-Gel Lithium Batteries

Fire/Stain Fabric Resistance Blend

Hand Purifier 24 hr. (non-alcohol)

Bedbug/Dust Mite/Microbial Blend

Antimicrobials Surface and Air Protection

Cassava Powder Fire Extinguisher

Fire Media Pellets

Fire Blanket/Smoke Hood

EXHIBIT “A “Continued

To: GSCB

(a) Designation of Series D Preferred Stock. Five Million (5,000,000) shares of Series D Preferred Stock, with a stated value of $10.00 per share, are authorized (Series D Preferred Stock).

(a)(1) Conversion Rights. This class of shares shall have the following Conversion Rights:

(i) Conversion Price. The Conversion to Common Stock shall be at .001 (par value).

(ii) Conversion Time. The Series D Preferred Stock Shareholder is authorized to convert its shares to common stock beginning six (6) months after issuance of the Preferred Series D shares.

(iii) Conversion Amount. The Series D Preferred Stock Shareholder is authorized to convert 25% of its initial Series D Shares on a quarterly basis, following the six (6) month lock up period.

(iv) No Series D Preferred Stock Shareholder shall convert into common shares an amount which would result in the Shareholder owning more than 9.99% of the issued and outstanding shares of common stock at any time.

(a)(2) Issuance. Shares of Series D Preferred Stock may only be issued as directed by the Board of Directors and a majority vote of the Shareholders.

Price and Issuance. The initial price of each share of Series D Preferred Stock shall be $10.00 (The “Stated Value”). The Shares of Series D Preferred Stock may only be Issued as directed by the Board of Directors and a majority vote of the Shareholders. Shares of Series D Preferred Stock may be issued for acquisitions, mergers, or other business opportunities of the Company as recommended by the Board and approved by a majority vote of the Shareholders.

(a)(3) Voting Rights. Each issued and outstanding Series D Preferred Stock will have voting rights equal to 100 votes.

(a)(4) Dividends. The holders of Series D Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

(a)(5) Shares of Series D Preferred Stock are anti-dilutive to reverse splits and forward splits and therefore shall remain as prior to any split

AMENDMENT TO DEFINITIVE CONTRACT FOR THE EXCLUSIVE LICENSE/MANUFACTURING

OF MEDESOL INC PRODUCT LINES

This amendment (“Amendment”) is made by and between Megola, Inc (“Buyer”) and GS Capital Blends LLC (“Seller”), effective May 21st, 2022 (the “Effective Date”).

The Agreement is amended as follows:

1.    Purchase Price and Terms is amended as follows:

THE LICENSE/MANUFACTURING PRICE, subject to the terms, conditions, pro-rations and adjustments under this Agreement, shall be ~~$750,000.00~~ $500,000.00 plus Royalties and shall be paid as follows:

$ ~~750,000~~ 500,000	MEGOLA INC (MGON) Company PFD D SHARES
Stated value 1 PFD D share is $10.00 (~~75,000~~ 50,000 shares)
Shares issued upon signing of Definitive Agreement
The following additional features of these PFD D SHARES supersede anything to the contrary described in Exhibit A.
Lock up period for conversion of the PDF D SHARES to Common Stock is extended to December 31, 2024
5% annual coupon until the expiration of the lock-up period, pro-rated for any partial period
At any time before the expiration of the lock-up period, Megola may cancel this Agreement and purchase from Seller all of the PDF D shares at the stated value plus any outstanding dividends or coupon payments
At any time, including during the lock up period, Megola may purchase any number of the issued PFD D SHARES back from Seller at a mutually agreed upon price
$ TBD	Royalty % from specific product volume sales and or % of any Megola licensing deals of the product lines. (Determined by Megola BOD)

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.

Megola, Inc.	GS Capital Blends LLC

By: /s/ Robert Gardiner	By: /s/ Mark Suchy
Robert Gardiner, CEO	Mark Suchy, Manager/Director
Date: 01 / 07 / 2024	Date: 01 / 08 / 2024